UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PHOTONIC PRODUCTS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTONIC PRODUCTS GROUP, INC.

181 Legrand Avenue

Northvale, New Jersey 07647

Notice of Annual Meeting of Shareholders

To be held on August 14, 2007

To The Shareholders of Photonic Products Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PHOTONIC PRODUCTS GROUP, INC. (the “Company”) will be held at the offices of Lowenstein Sandler PC,  1251 Avenue of the Americas, 18th Floor, New York, NY 10020, on Tuesday, August 14, 2007 at 10:00 a.m. for the following purposes:

1.               To elect one Class III Director, to hold office for three years.

2.               To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Monday, June 18, 2007, as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.  Whether or not you expect to be present at the Annual Meeting, you are requested to complete and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible.  Shareholders who are present at the meeting may revoke their proxies and vote in person.  We hope you will attend.

By Order of the Board of Directors

William J. Foote, Secretary
Northvale, New Jersey
July 13, 2007

PHOTONIC PRODUCTS GROUP, INC.

181 Legrand Avenue

Northvale, NJ 07647

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

August 14, 2007

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PHOTONIC PRODUCTS GROUP, INC., a New Jersey corporation with its principal offices at 181 Legrand Avenue, Northvale, New Jersey 07647 (the “Company”), to be used at the Annual Meeting of Shareholders of the Company to be held at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, NY 10020 on Tuesday, August 14, 2007 at 10:00 a.m.  This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about July 13, 2007.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on June 18, 2007, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting.  At the close of business on the record date, there were 8,975,987 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), outstanding and entitled to vote at the meeting.  Each share is entitled to one vote.

The presence in person or by proxy of owners of a majority of the outstanding shares of the Company’s Common Stock will constitute a quorum for the transaction of business at the Company’s Annual Meeting.  Assuming that a quorum is present, the election of one Class III Director, to hold office for 3 years, will require the vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting.

For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast “for” are included.  Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.  Owners of Common Stock are not entitled to cumulative voting in the election of directors.

Voting:  Revocation of Proxies

A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person.  Each proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company by filing a later dated proxy with the Secretary at any time prior to its exercise or by voting at the meeting. The presence at the meeting of a stockholder who has given a proxy does not revoke the proxy unless the stockholder files a notice of revocation or votes by written ballot.  All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy.  If no specification is given, the shares will be voted in favor of the Board’s nominees for director described in this Proxy Statement.

Costs of Solicitation

The entire cost of soliciting these proxies will be borne by the Company.  In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the stock and may reimburse them for their expenses in so doing.  If necessary, the Company may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is classified into three classes, each with a staggered three-year term of office.  New Directors that are elected at an Annual Meeting of Shareholders are elected to three-year terms.

The following table sets forth the name and age of the current members of the Board of Directors, the principal occupation or employment of the director for the past five or more years, the principal business of the organization in which said occupation is or was carried on, the name or any other public corporation for which each director served as a Board member, and the period during which each director has served as a director of the Company.

The Board of Directors unanimously recommends that you vote for the election of Jan M. Winston as Class III Director, for a three year term.

Nominated for Election to Board of Directors:

		Term
Name and Age	Since	Ends	Positions; Business Experience
Jan M. Winston, 70	2000	2007	Class III Director of the Company
			Principal, Winston Consulting (1997-present)
			Division Director/General Manager IBM Corporation (1981-1997)
			Executive positions held in Development, Finance and Marketing
			Finance and Marketing

Other Continuing Elected Directors:

		Term
Name and Age	Since	Ends	Positions; Business Experience
John C. Rich, 69	2000	2009	Chairman of the Board of Directors (September 2004 to present)
			Class II Director of the Company (2000 to August, 2004)
			Vice President/General Manager, Power Electronics Division, C& D
			Technologies (1999-2002)
			President, Raytheon/GM Hughes Optical Systems (1990-1999)
			Vice President, Perkin Elmer Microlithography, Electro-Optics
			and Systems (1983-1989)
			Colonel, Commander, Air Force Avionics Laboratory and Air Force
			Weapons Laboratory (Ret.)

Luke P. LaValle, Jr., 65	2005	2009	Class II Director of the Company (2005-present)
			President and Chief Executive Officer, American Capital Management Inc. (1980-present)
			Senior Investment Officer, United States Trust Company of NY (1967-1980)
			Lt. Colonel, US Army Reserve (Ret.)

Thomas H. Lenagh, 81	1998	2008	Class I Director of the Company
			Chairman of the Board of Directors of the Company (May 2000-August 2004)
			Management Consultant (1990 - Present)
			Past Chairman and Chief Executive Officer, Systems Planning Corporation
			Treasurer and Chief Investment Officer, The Ford Foundation
			Captain, US Navy Reserve (Ret.)

Daniel Lehrfeld, 63	1999	2008	Class I Director of the Company (1999-present)
President and Chief Executive Officer of the Company (2000-present),
President and Chief Operating Officer of the Company (1999-2000),
Vice President/General Manager, Raytheon/GM Hughes Electro-Optics Center (1995-1999)
President, New England Research Center (1989-2000)
Deputy General Manager, Magnavox Electronic Systems,
Division of Philips Electronics, NV (1989-1995)

Compensation of Directors

Directors’ compensation consists of two components: cash (i.e. meeting attendance fees) and stock option grants.  Stock option grants are made by the Compensation Committee, and are intended to align the interests of the Company’s directors with that of other shareholders.  The Company does not require its directors to own stock.

Fees for non-employee directors were $500 during fiscal years 2006 and 2005 for each board meeting attended in person, and $250 for each meeting in which they participated via telephone.

At the January 19, 2007 meeting of the Compensation Committee the Committee approved, and at the meeting of the full Board on February 16, 2007 the Board ratified the addition of an annual retainer fee to all Directors, in addition to fees for each meeting., effective January 1, 2007.  The annual retainer is $15,000 for the Chairman and $10,000 for other outside Directors.

The table that follows provides information on components of Director Compensation in 2006.

Director Compensation in Fiscal Year 2006

Name	Fees earned or paid in cash ($)	Option awards ($) (1), (2)	Total ($)
John C. Rich	14,750	4,926	19,676
Thomas H. Lenagh	14,750	4,926	19,676
Jan M. Winston	15,250	4,926	20,176
Luke P. LaValle, Jr.	14,500	1,726	16,226

(1)         The value of stock option awards is the value accrued and imputed to Company expenses in 2006 and reflected in 2006 net income.  Stock options vest over three years, one-third upon each anniversary of the grant.  Stock option expenses accrue proportionally over the three year vesting period.

(2)         The value of stock option grants are determined from the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility of 119.26%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Composition of the Board of Directors.  Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors.  Requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee.  In accordance to the NASDAQ National Market definition of “independence” the Board of Directors has determined that the members of the Audit Committee satisfy such definitions of independence.  The Board met 21 times during fiscal year 2006 with all members in attendance

Each outside director of the Company is also a member of each Committee of the Board of Directors.

Audit Committee.  During 2006, the Audit Committee was comprised of four Directors: Thomas H. Lenagh (Chairman through November 2006), Jan M. Winston, John C. Rich, and Luke P. LaValle, Jr. (Chairman commencing December 2006).  The Audit Committee is empowered by the Board of Directors to, among other things, serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system and disclosure control system, review and appraise the audit efforts of the Company’s independent accountants, assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company’s management regarding financial reporting issues, and provide an open avenue of communication among the independent accountants, financial and senior management, and the Company’s Board of Directors.  The Audit Committee met 21 times during the 2006 with all four members in attendance at 18 of the meetings.

Audit Committee Financial Expert.  The Board of Directors of the Company has determined that Mr. John C Rich is an “audit committee financial expert”; as such term is defined by the SEC.  Mr. Rich, as well as Mr. Thomas H. Lenagh, Mr. Jan M. Winston, and Mr. Luke P. LaValle, Jr. have been determined to be “independent” within the meaning of the NASDAQ National Market definition.

Compensation Committee.  During 2006, the Compensation Committee was comprised of Mr. Jan M. Winston, Chairman, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle, Jr., and Mr. John C. Rich.  The Compensation Committee reviews, approves and makes recommendations to the Board of Directors on matters regarding the compensation of the executive officers and other executives of the Company.  The Compensation Committee met six (6) times during the year with all members in attendance.  In February 2007, the Board delegated approval of compensation decisions within the purview of the Compensation Committee to the Committee

Nominating Committee.  During 2006, the Nominating Committee was comprised of the four outside directors: Mr. John C. Rich (Chairman through November 2006), Mr. Thomas H. Lenagh (Chairman commencing December 2006), Mr. Luke P. LaValle, Jr., and Mr. Jan M. Winston.  The Nominating Committee makes recommendations to the Board of Directors for the selection of individuals to be nominated to the Board of Directors.  The Nominating Committee met once (1) during the year with all members in attendance.

Executive Committee.  In September 2005, the Executive Committee suspended further meetings in favor of more frequent meetings of the full board.

Procedures for Considering Nominations Made by Stockholders

The Nominating Committee’s charter describes procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board.  The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth  day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.  The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above.  The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the criteria established by the Nominating Committee, as described below.

Qualifications - The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess.  Each nominee:

•                  must satisfy any legal requirements applicable to members of the Board;

•                  must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•                  must have a reputation in the Company’s industry, for honesty and ethical conduct;

•                  must have a working knowledge of the types of responsibilities expected of members of a board of directors of a public corporation; and

•                  must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board -  Candidates to serve on the Board will be identified from all available sources, including recommendations made by stockholders.  The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by stockholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.  The evaluation process for individuals other than existing Board members will include:

•                  a review of the information provided to the Nominating Committee by the proponent;

•                  a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•                  a personal interview of the candidate;

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations - In connection with the 2007 Annual Meeting, the Nominating Committee did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of the Company’s Common Stock for at least one year.

Communication with the Board - The Board has established a procedure that enables stockholders to communicate in writing with members of the Board.  Any such communication should be addressed to the Company’s Secretary and should be sent to such individual c/o the Company at its principal place of business at 181 Legrand Ave, Northvale, NJ 07647.  Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board.  Under the procedures established by the Board, upon the Secretary’s receipt of such communication, the Company’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder.  Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication

Board members are encouraged, but not required by any specific Board policy, to attend the Company’s Annual Meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The Compensation Committee is comprised of all of the independent, non-management directors, and is responsible for establishing appropriate salaries and bonuses for all executive officers and senior management of the Company.

The Compensation Committee has the responsibility of granting equity-based incentive compensation (i.e. stock options) to eligible employees including the executive officers, and to its directors. The Compensation Committee duties also include administering and interpreting the Photonic Products Group, Inc. 2000 Equity Compensation Program (“the Stock-Option Plan”). The duties relating to the Company’s Stock Option Plan include selecting from eligible employees those persons to whom awards will be granted and determining the type of award, the number of shares to be included in each award, any restrictions for some or all of the shares subject to the award and the award price.

The Compensation Committee has the authority to hire independent advisors to help fulfill its duties.

Compensation Philosophy

To link the interests of executives and managers to the interests of shareholders and other potential investors.

To attract and retain individuals with the leadership and technical skills required to carry the Company into the future, and to grow the business.

To provide compensation in a manner that allows for shared compensation risks by the executives and managers but also the potential for shared rewards.

To provide incentives for working toward increasing short-term and long-term shareholder value through growth-driven financial compensation.

To reward extra-ordinary achievement and thereby to provide incentive for such performance in future.

The Company uses a three-pronged approach to its executive compensation program: 1) base salary; 2) potential for cash bonuses; and 3) potential for equity-based compensation. The Company’s compensation philosophy ties a portion of executive compensation to performance goals, which places that portion of the total compensation package “at-risk”. This means it is not guaranteed but rather is received through cash bonuses or equity-based compensation based on the Company’s performance. The proportion of incentive compensation to base compensation, and the proportion of cash incentive as compared with equity-based incentive compensation are set by the Compensation Committee. These proportions are individually determined for each executive by the Committee. From year to year the relative proportion of equity-based vs. cash based compensation has been adjusted by the Compensation Committee and the Board depending on the financial strength of the Company and the relative impact to the Company’s net income and period cash flow of the proportion of cash vs. equity-based compensation components.

The Company does not require equity ownership by its executive officers, nor by its directors.

Base Salary: The Compensation Committee reviews base salary levels for executive officers and other senior executives, typically once per year, each year. The process begins with the Compensation Committee reviewing recommendation that have been prepared by the President and Chief Executive Officer regarding changes, if any, in the base salary of each executive other than the President/CEO. The Compensation Committee considers a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual’s performance during the past year, and equity in relationship to other positions within the Company. The Committee draws on information gathered by the Company’s VP of Human Resources and Administration, and may also engage independent consulting assistance in this regard, although it has not done so in the past year. Based on the information it has gathered and upon its judgment and knowledge of salary practices, national and local surveys of compensation ranges for similar responsibilities in the sub-grouping of small high technology manufacturing companies, affordability to the Company, and an individual’s performance and contribution to the Company, the Committee modifies or approves the recommendation of the President/CEO.

Incentive Compensation: The Company’s compensation activities include determining annually an accrual for award as cash bonuses and as stock option grants. Employees at all levels are eligible for cash bonuses, and executives and senior managers are eligible for award of both cash bonuses and stock option grants. Earning of awards is based in large part upon achievement of annual financial performance goals, not publicly disclosed, especially profits and cash flow. Both the Company and its business units must achieve their financial goals for employees at each business unit to earn and be awarded a full cash bonus and/or stock option award under the annual incentive compensation plan. In 2006, the Company established its financial goals at the start of the year and informed the executive officers of the target awards that could be achieved if the Company’s cash flow and net income targets were met or exceeded.

The Compensation Committee solicits recommendations from the President and Chief Executive Officer near the start of the year to obtain management’s recommendations on the size of the cash award and stock option accrual budgets, and then solicits recommendations at the end of the year regarding the awards to be made to executives and other employees. Based on the Committee’s judgment and knowledge of compensation practices, as well as each individual’s performance and contribution to the Company, and anticipated financial strength of the Company that year, the Committee modifies or approves such recommendations as to awards for each individual. In general, if financial goals are only partially met the Compensation Committee and the Board can at their discretion make lesser cash and/or stock option bonus awards, or greater cash and/or stock option awards if financial goals are exceeded or if other dimensions of executive performance indicate to the Committee that in their judgment “something extra” is appropriate.

Cash Incentives and Bonuses: Additionally, cash bonuses may be awarded at the discretion of the Compensation Committee for other purposes, such as recruitment bonuses. The Committee does not distinguish in announcement of its awards, what proportion of a cash award is for strict performance against financial targets and what proportion of an award, if any, is a “bonus” for performance or achievements in other areas. During the past six years, cash bonuses have been rarely awarded to executives by the Board because the Company had not yet achieved positive net income. In 2006, cash bonuses were earned by corporate executives and executives at certain of its business units based upon levels of profit and cash flow achieved. Executive cash bonuses in 2006 ranged from 2% to 10% of base pay.

Equity-based Compensation: The Company has a Stock Option Plan covering directors, and employees, including executive officers, and awards under this plan are made by the Compensation Committee. Periodically, the Compensation Committee considers granting executive officers and senior management of the Company awards under the Plan, a companion activity to the process in which cash incentives are set, and applying to the same financial performance targets. These grants are typically made in January or February, following the end of the prior fiscal year, and upon analysis and determination of that prior year’s financial performance relative to goals. The grants are made as of the date of the Compensation Committee meeting at which the share size and list of recipients is determined. The equity-based compensation component may at present consist of stock options, stock appreciation rights and performance shares. Other instruments may be added in the future, following evaluation of their merits by the Compensation Committee. The Company has, to date, limited itself to stock option grants. The Compensation Committee may also award stock options at other times. Examples of such times are as sign-on bonuses for executives and senior managers as part of the recruitment process, and as bonuses awarded to recognize special achievements. Stock option awards are made by the Compensation Committee with the strike price chosen as the closing price of the Company stock as of that date. These awards are designed to align the interests of the Company’s executive management and directors with that of the Company’s shareholders, and to motivate the Company’s executive officers and senior management to remain focused on the overall long-term performance of the Company. Prior to 2005, the Company had favored stock option grants as opposed to cash bonuses as the preferred form of incentive compensation for its executives, as the Company was strategically following a path to improving profitability and positive net cash flow. Beginning in 2005, the Compensation philosophy shifted to a balance between cash and stock options, while the advantage of stock option incentive grants in the compensation tool-kit was diminished due to the impact of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)” which the company adopted effective January 1, 2006 and which requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.

President and Chief Executive Officer Compensation

In setting compensation for the President and Chief Executive Officer, the Compensation Committee considers objective criteria including performance of the business, accomplishments of long-term strategic goals and the development of management. The Compensation Committee considers the Company’s earnings growth and cash flow to be the most important factors in determining the Chief Executive Officer’s compensation package. Along with the financial performance factors, the Compensation Committee also considers achievement of long-term strategic goals, including enhancing the Company’s reputation among both its customer and investor bases during the year, and the market base salary of comparable positions. No cash bonus awards were made to the Chief Executive Officer for the years 2002 through 2005. The Chief Executive Officer received stock option awards for the years 2002 through 2004, none in 2005, and he declined an earned award in 2006.

The following is the Chief Executive Officer’s Compensation Tally Sheet for the fiscal year ended December 31, 2006.

Component	Amount Earned / Granted	Description
Base Salary	Current figure: $180,250	Mr. Lehrfeld received a salary increase of 4% on January 1, 2007. He had not received a salary increase since 2002.

Cash Incentive	Minimum: $0 Target: $25,000 Actual earned: $20,000	Mr. Lehrfeld received a cash bonus of $20,000 based upon achieved levels of net income and cash flow in 2006, and other factors considered by the Compensation Committee.

Stock Options	Minimum: 0 Target: $25,000 (grant value) Actual earned: $15,000 (January 2007 award) Actual accepted: $0 Accrual in 2006 for prior grant: $13,600

Mr. Lehrfeld did not receive a stock option grant in January 2006, relative to 2005 performance. Mr. Lehrfeld earned a grant of stock options valued at $15,000, based on achieved levels of net income and cash flow in 2006, and other factors considered by the Compensation Committee. Mr. Lehrfeld declined to accept the grant when offered in January 2007.

Other Compensation	Life insurance premiums in excess of group term life insurance minimum coverage: $13,100.	Company-paid premiums on term life insurance on which the Company is not the beneficiary. (The Company also pays the premium on a term life insurance policy on which the Company is the beneficiary.)

Severance (Termination scenario under “for cause” and “not for cause”)	—

Estimated payout amounts for cash, equity and benefits under different scenarios: For cause—$0, not for cause, or for change in control—12 months base pay payable in 30 days plus accrued bonuses if earned. Should Mr. Lehrfeld’s employment be terminated without cause or due to a change in control, Mr. Lehrfeld has three years in which to exercise his vested stock options.

Total Package in 2006	$226,950

Summary of Cash and Certain Other Compensation

The following Summary Compensation Table sets forth, for the years ended December 31, 2006, 2005 and 2004, the compensation paid by the Company and its Subsidiaries, with respect to the Company’s Chief Executive Officer and other executives

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Option Awards ($) (1), (2)		Non-equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Daniel Lehrfeld,	2006	$180,250	$13,600		$20,000		$13,100	(3)	$226,950
President and CEO (8)	2005	$180,250	$108,378		$0		$13,100	(3)	$301,728
	2004	$180,250	$157,456		$0		$5,300	(3)	$343,006

William J. Foote, VP	2006	$81,850	$3,267	(5)	$2,000		$0		$87,117
& CFO (4)	2005	N/A	N/A		N/A		N/A		N/A
	2004	N/A	N/A		N/A		N/A		N/A
							$
Devaunshi Sampat,	2006	$128,750	$13,898		$10,000		$0		$152,648
VP Northvale	2005	$128,750	$35,915		$36,250	(6)	$0		$200,915
Sales and Marketing	2004	$128,750	$29,900		$42,250	(6)	$0		$200,900

William Miraglia,	2006	$62,030	$15,409		$0		$0		$77,439
Former CFO (7)	2005	$126,000	$35,734		$0		$0		$161,734
	2004	$126,000	$24,495		$0		$0		$151,495

(1)             The value of stock option grants are determined from the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility rates ranging from 119.3% to 210.5%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

(2)             The value of stock option awards is the value accrued and imputed to Company expenses in each year and reflected in net income (or in notes to the financial statements before 2006). Stock options vest over three years, one-third upon each anniversary of the grant, unless vesting is accelerated by resolution of the Compensation Committee. Stock option imputed expense accrues proportionally over the three year vesting period.

(3)             Company-paid term life insurance premiums in excess of group term life insurance minimum coverage.

(4)             Mr. William J. Foote was appointed CFO and Secretary on May 16, 2006.

(5)             Additionally, Mr. Foote was granted a 10 year stock option grant of 3,378 shares at a strike price of $1.50 on January 19, 2007, for achievements in 2006.

(6)             Through 2005, Ms. Sampat’s compensation plan included a commission if bookings were achieved in excess of certain annual targets. In 2006, this incentive compensation methodology was changed to one focused on achievement of a mix of financial performance and bookings objectives.

(7)             Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment was terminated by the Company for cause on June 14, 2006. All of Mr. Miraglia’s outstanding stock option grants were forfeited, however the imputed value of his stock options nevertheless are reflected in net income.

(8)             In January 2007, the Board increased Mr. Lehrfeld’s base salary to $187,500, effective January 1, 2007. The Company is party to an employment agreement with Mr. Lehrfeld, President and CEO, that provides for a minimum annual salary during its term, and severance benefits under certain conditions that include termination without cause and a change of control of the Company. Should Mr. Lehrfeld’s employment be terminated for these reasons during the contract’s term, he would be entitled to one year’s salary payable in one lump sum within 30 days of termination, any pro-rata accrued bonuses if earned, and he would have three years in which to exercise his vested stock options. The aggregate minimum commitment under this agreement is as follows:

Year Ending
December 31,

2007	$187,500
2008	$187,500
2009	$187,500

Grants of Plan-Based Awards

Shown below is information on grants of stock options pursuant to the 2000 Equity Compensation plan made during the fiscal year ended December 31, 2006 to the executive officers named below, and/or earned for performance during the fiscal year but awarded in the weeks following (under “Estimated Future Payouts Under Equity Incentive Plan Awards”:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2), (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($) (3)
		Target ($)	Target ($)
Daniel Lehrfeld, President and CEO		N/A	N/A	0	N/A	N/A
William J. Foote, VP, CFO & Secretary	May 16, 2006	N/A	N/A	10,000	$1.75	$16,800
	January 19, 2007 (4)			3,378	$1.50	$5,000
Devaunshi Sampat, VP, Northvale Sales and Marketing	February 13, 2006	N/A	N/A	13,500	$1.50	$19,305
William Miraglia, former CFO(5)	February 13, 2006	N/A	N/A	6,300	$1.50	$9,009

(1)             Values in this column represent the estimated target value of future cash incentive plan awards based on performance targets for fiscal year 2007. These have not yet been established.

(2)             Values in this column represent the estimated target value of future equity-based awards that would be reflected in 2007 net income. These have not yet been established.

(3)             The grant date fair value of stock option grants is the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility of 121%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

(4)             Stock option grant made in January 2007 based on performance in 2006.

(5)             Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment was terminated for cause on June 14, 2006. All of Mr. Miraglia’s outstanding stock option grants were forfeited.

Outstanding Equity-Based Awards at Fiscal Year-End

The following table provides information pertaining to vested and non-vested stock options held by each of the executive officers named in the Summary Compensation Table as of December 31, 2006.

Outstanding Equity-Based Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Earned but Unawarded Options (#)		Option Exercise Price ($)	Option Expiration Date
Daniel Lehrfeld,	100,000	0.	N/A		1.35	8/12/2009
President and	100,000	0.	N/A		0.95	8/12/2014
CEO	56,670	28,330	N/A		0.50	1/2/2014
	20,000	0.	N/A		0.50	1/2/2013
	50,000	0.	N/A		0.85	6/1/2012
	60,000	0.	N/A		1.00	1/2/2012
	310,000	0.	N/A		2.00	5/24/2010
	50,000	0.	N/A		2.00	5/24/2010
	Total: 746,670	Total: 28,330
William J. Foote, VP and CFO	N/A	N/A	3,378	(2)	1.50	1/19/2017
	0.	10,000	N/A
	Total:0	Total: 10,000	Total: 3,378		1.75	5/16/2016
Devaunshi Sampat, VP Northvale	0	13,500	N/A		1.50	2/13/2016
Sales and Marketing	20,000	0.	N/A		1.03	1/12/2015
	33,335	16,665	N/A		0.50	1/2/2014
	24,000	0.	N/A		0.50	1/2/2013
	31,500	0.	N/A		0.85	6/1/2012
	28,000	0.	N/A		1.00	1/2/2012
	20,000	0.	N/A		3.25	9/18/2010
	20,000	0.	N/A		1.00	1/2/2009
	7,500	0.	N/A		1.00	10/1/2007
	Total: 184,335	Total: 30,156

William Miraglia, former CFO (3)
	0.	0	0.		0.	N/A
	Total:0	Total:0

(1)             Not all options exercisable as of December 31, 2006 were “in-the-money” options as of that date.

(2)             Mr. Foote earned a grant of 3,378 stock options for performance in 2006. This grant was awarded after the end of the fiscal year, on January 19, 2007.

(4)             Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment terminated by the Company for cause on June 14, 2006. All of Mr. Miraglia’s outstanding stock option grants were forfeited.

Option Exercises

The following table provides information concerning options exercised during 2006 by each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Daniel Lehrfeld, President and CEO (2)	30,000 @ $0.50	$25,800
William J. Foote, VP and CFO	N/A	N/A
Devaunshi Sampat, VP Northvale Sales and Marketing	N/A	N/A
William Miraglia, former CFO	N/A	N/A

(1)             The value realized on exercise is the number of shares exercised times the difference between the market price when exercised and the exercise price.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under the Company’s Key Employee Compensation Plan and the Company’s 2000 Equity Compensation Program, as of December 31, 2006. These plans were the Company’s only equity compensation plans in existence as of December 31, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Shareholders	1,874,740	$1.25	3,344,940
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,874,740	$1.25	3,344,940

Compensation Committee Interlocks and Insider Participation

The following outside directors of the Company served as members of the Compensation Committee of the Company’s Board of Directors during 2006: Mr. Jan M. Winston, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle and Mr. John C. Rich. None of these individuals are officers or employees of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to the Board that such “Compensation Discussion and Analysis” be included in the annual report.

/s/ Thomas H. Lenagh	/s/ Jan M. Winston, Compensation Committee Chairman
Thomas Lenagh	Jan Winston

/s/ John C. Rich	/s/ Luke P. LaValle, Jr.
John Rich	Luke P. LaValle, Jr.

(Signed)

The Compensation Committee, Mr. Jan M. Winston, Chairman,

Mr. John C. Rich, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle, Jr., members

Compliance with Section 16(a) Beneficial Ownership

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on the Company’s review of these reports, the Company believes that during 2006, Form 3 filings were not made on a timely basis for Mr. LaValle and Foote, disclosing their initial grant of stock options.  Additionally, Form 4 filings were not made on a timely basis for Mr. Lenagh, Rich, Winston and Miraglia.  In addition, Ms. Sampat failed to file on a timely basis a report disclosing the grant of stock options in February 2006 and Mr. Lehrfeld failed to file on a timely basis a report disclosing the sale of common stock in April 2006 and November 2006. All required Forms have since been filed by the Company and the Company believes that all other filings are up-to-date.

Certain Relationships and Related Transactions

The documented ethics policies of the Company restrict certain types of related-party transactions between the Company and its directors, officers, and employees of the Company.  Specifically, compensation for services provided by directors, officers, and employees to the Company may not be through any source but the Company.  The Company’s policies do permit related-parties to participate in financial transactions, limited to financing via debt or equity.  In such instances, the Board of Directors has an informal policy of requiring that when financing through a related party, that the terms of such financing, including but not limited to interest rates and fees, are at least equal to or better than the terms obtainable via financing from other sources.

In December 2005, the Company entered into a financing arrangement in the amount of $700,000, with a major shareholder and debt holder of the Company, to fund the acquisition of capital assets needed to capture new business opportunities.  The funds were received in February 2006 and the Company issued a secured Promissory Note for $700,000.  The note is payable in installments over a term of seven years and bears interest at 6.75%.

During 2005, two notes for $1,000,000 and $1,500,000 due to Clarex, Ltd., a shareowner and debt holder, had their maturity dates extended from January 31, 2006 to December 31, 2008.

During 2004, Clarex, Ltd., a shareowner and debt holder received a 6% Convertible Promissory Note for $1,000,000 due March 2007.  This note was extended to March 31, 2008.

In March 2004, Clarex, Ltd. received 200,000 warrants for offering the 2003 $1,700,000 secured promissory note and an additional 200,000 warrants for extending the maturity date of the note to December 2008.

The Company’s Board of Directors has determined that each of its four outside directors, Mr. John C. Rich, Mr. Thomas H. Lenagh, Mr. Jan M. Winston, and Mr. Luke P. LaValle, Jr., has no material relationship with the Company (other than as director) and is therefore “independent” within the meaning of the current listing standards of the NASDAQ and the Sarbanes Oxley Act.  In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company.  The Board of Directors considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders.  When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions).  A copy of such Code of Ethics will be made available without charge and upon written request addressed to the attention of  the Secretary of the Company and mailed to the Company’s principal executive offices, 181 Legrand Avenue, Northvale, NJ 0764.

Relationship with Independent Public Accountants

Holtz Rubenstein Reminick, LLP, (the “Auditors”) independent accountants, has been selected by the Board of Directors to examine and report on the financial statements of the Company for the fiscal year ending December 31, 2007.

Principal Accounting Fees and Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants is approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed or expected to be billed to the Company by the Company’s principal accountant for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the years ended December 31, 2006 and 2005 were $105,300 and $110,000, respectively.

Audit-Related Fees.  The Company was billed $0 and $0 by the Company’s principal accountant for the fiscal years ended December 31, 2006 and 2005, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above.

Tax Fees.  The Company was billed an aggregate of $14,700 and $10,000 by the Company’s principal accountant for the fiscal years ended December 31, 2006 and 2005, respectively, for tax services, principally the preparation of income tax returns.

All Other Fees.  Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved.  The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.  There have been no other fees that have been pre-approved by the Audit Committee of the Board of Directors.

Audit Committee Report

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006:

(1)        the Audit Committee reviewed and discussed the audited financial statements with the Company’s management;

(2)        the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by SAS 61;

(3)        the Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company’s independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence; and

(4)        based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2006 Annual Report on Form 10-K.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

This report is furnished by the Audit Committee of the Board of Directors.

/s/ JOHN C. RICH	/s/ LUKE P. LAVALLE, Jr., Audit Committee Chairman
John Rich	Luke P. LaValle, Jr.

/s/ THOMAS H. LENAGH	/s/ JAN M. WINSTON
Thomas Lenagh	Jan Winston

PRINCIPAL SHAREHOLDERS

The following table presents certain information available to the Company at the date hereof with respect to the security ownership of the Company’s Common Stock by (i) each of the Company’s directors and their nominees, (ii) named executive officers of the Company, (iii) all executive officers and directors as group, and (iv) the security ownership of each person known by the Company to beneficially own more than five percent (5%) of the Company’s common stock outstanding as of June 18, 2007.  Percentages that include ownership of options or convertible securities are calculated assuming exercise or conversion by each individual or entity of the options (including “out-of-the-money options”), or convertible securities owned by each individual or entity separately without considering the dilutive effect of option exercises and security conversions by any other individual or entity.  The address of each principal shareholder, unless otherwise indicated, is C/O Photonic Products Group, Inc., 181 Legrand Avenue, Northvale, NJ 07647.

Beneficial Ownership of Common Stock (1)
	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Common Stock
Luke P. LaValle, Jr.	1,317	(2)	*
Thomas Lenagh	213,017	(3)	2.3%
John Rich	86,117	(4)	1.0%
Jan Winston	52,917	(5)	*
William Brucker	46,515	(6)	*
William J. Foote	3,334	(7)	*
Daniel Lehrfeld	749,300	(8)	7.7%
Devaunshi Sampat	138,700	(9)	1.5%
All Directors and Executive Officers as a group (8 persons)	1,298,417	(10)	12.7%
Clarex, Ltd. & Welland Ltd. Bay Street and Rawson Square P.O. Box N 3016 Nassau, Bahamas	10,241,914	(11)	64.4%
William Nicklin 3 Rivers Edge Newburgh, NY 12550-1457	927,200	(12)	9.9%
Brown Advisory Holdings, Inc. 901 South Bond Street, Suite 400 Baltimore, MD 21231	1,055,250	(13)	11.8%

*	Less than 1%

(1)

Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)	Including 1,317 shares issuable upon conversion of options exercisable within 60 days.

(3)	Including 141,317 shares issuable upon conversion of options exercisable within 60 days.

(4) Including 12,000 shares issuable upon conversion of convertible preferred stock and 66,317 shares issuable upon conversion of options exercisable within 60 days.

(5) Including 4,000 shares issuable upon conversion of convertible preferred stock and 46,317 shares issuable upon conversion of options exercisable within 60 days.

(6) Including 46,515 shares issuable upon conversion of options exercisable within 60 days.

(7) Including 3,334 shares issuable upon conversion of options exercisable within 60 days.

(8) Including 48,000 shares issuable upon conversion of convertible preferred stock and 685,500 shares issuable upon conversion of options exercisable within 60 days. Also includes 5,000 shares held in a trust over which Mr. Lehrfeld has shared voting and investment power, and 6,000 shares held by Mr. Lehrfeld’s daughter, as to which shares he disclaims beneficial ownership.

(9) Including 8,000 shares issuable upon conversion of convertible preferred stock and 125,500 shares issuable upon exercise of options exercisable within 60 days.

(10) Including 72,000 shares issuable upon conversion of convertible preferred stock and 1,116,117 shares issuable upon conversion of options exercisable within 60 days.

(11) Including 400,00 shares issuable upon conversion of preferred stock convertible, 3,500,000 shares issuable upon conversion of convertible promissory notes at a per share conversion price of $1.00, and warrants to purchase 3,025,000 shares exercisable as follows: 2,625,000 at $1.35 per share, 200,000 at $1.08 per share and 200,000 at $.0425 per share

(12) Including 523,450 shares over which Mr. Nicklin has shared voting power, 160,000 shares issuable upon conversion of convertible preferred stock and 243,750 shares issuable upon exercise of warrants at $1.35 per share.

(13) Including 1,055,250 shares over which Brown Advisory Holdings, Inc. has shared investment power but no voting power.

OTHER MATTERS

At the time this Proxy Statement was mailed to shareholders, management was not aware that any other matter will be presented for action at the Annual Meeting.  If other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

NOTICE REGARDING FILING OF SHAREHOLDERS PROPOSALS

AT 2008 ANNUAL MEETING

Any proposal intended to be presented by a shareholder at the 2008 Annual Meeting of Shareholders must be received by the Company at the Company’s principal executive offices, 181 Legrand Avenue, Northvale, NJ 07647 no later than the close of business on March 15, 2008 to be considered for inclusion in the Proxy Statement for the 2008 Annual Meeting and by May 29, 2008 in order for the proposal to be considered timely for consideration at next years Annual Meeting (but not included in the Proxy Statement for such meeting).

The following procedures (the “Minimum Procedures”) shall be utilized in considering any candidate for election to the Board, at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board.  A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting;  provided, however, that if the date on the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the close of business on the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made by the Company.  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above.  Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined in the Nominating Committee Charter) established by the Nominating Committee.

The Annual Meeting of Stockholders is called for the purposes set forth in the Notice.  The Board does not know of any matter for action by stockholders at such meeting other than the matters described in the Notice.  However, the enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof which may properly come before the meeting.  It is the intention of the person named in the proxy to vote in accordance with their judgment on any such matter.

You are cordially invited to attend the Annual Meeting in person.  Your participation in discussion of the Company’s affairs will be welcome.

By Order of the Board of Directors

William J. Foote, Secretary

Dated:    July 13, 2007

A copy of the Company’s annual report for the fiscal year ended December 31, 2006, including consolidated financial statements, accompanies this Proxy Statement.  The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.